UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 23, 2006

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29454	77-0420182
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

740 Calle Plano, Camarillo, California		93012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	805-987-8741

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective October 23, 2006, pursuant to the Purchase and Sale Agreement (the “Purchase Agreement”),  dated September 28, 2006, Power-One, Inc. (the “Company”) completed its acquisition of certain assets and liabilities of Magnetek, Inc. and all outstanding common stock of Magnetek, SpA, a subsidiary of Magnetek, Inc. (collectively the “Power Electronics Group”).  The Power Electronics Group sells power supplies and alternative energy products to a wide range of customers and markets. Products include, primarily custom-designed products for OEMs who incorporate these into their products as AC-to-DC switching power supplies, AC-to-DC rectifiers and battery chargers, DC-to-AC inverters for alternative energy and telecom, and custom motor-controls applications.

The purchase price for the Power Electronics Group is $68.0 million in cash and the assumption of approximately $17.4 million of indebtedness.

The information described under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated into this Item 2.01 by reference.

PWER Bridge, LLC,  is the lender under the promissory note issued pursuant to the Loan Agreement described in Item 2.03 below.  The terms of the Loan and such note were determined on the basis of arms-length negotiations.  SF Holding Corp., an affiliate of both PWER Bridge, LLC and Stephens Inc. is the largest stockholder of the Company. Stephens Inc. served as financial advisor to Magnetek, Inc. in connection with the sale of the Power Electronics Group to the Company.  During fiscal 2005, the Company did not pay, and to date in fiscal 2006 the Company has not paid, Stephens Inc. any amounts for financial advisory services.  However, Stephens Inc. has served as financial advisor to the Company from time to time.

Item 2.02. Results of Operations and Financial Conditions.

The following information is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On October 26, 2006, the Company issued a press release announcing its financial and operating results for the third fiscal quarter of 2006.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into Item 2.02 of this Form 8-K by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On September 28, 2006, the Company  entered into a Term Loan Agreement with PWER Bridge, LLC (the “Loan Agreement”) that permitted the Company to borrow up to $50 million to finance a portion of the purchase price for the acquisition of the Power Electronics Group.  Upon closing of the acquisition on October 23, 2006, the Company issued a Promissory Note (the “Note”) to PWER Bridge LLC in the principal amount of $50 million.  The Note is due and payable 18 months from the date of issuance and may be prepaid without penalty or premium at any time.  Interest on the outstanding principal balance of the Note will accrue at a rate of 10% per annum until the first anniversary date of the Note, and then will accrue at a rate of 12% thereafter.  The Loan Agreement contains customary terms and conditions, including customary representations and warranties, events of default, and affirmative and negative covenants (although none of such covenants require any financial tests to be met).

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, audited financial statements of the Power Electronics Group will be filed by amendment to this Current Report not later than 71 days following the date this Current Report is required to be filed with the Securities and Exchange Commission.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, pro forma financial statements of the Registrant giving effect to the acquisition of the Power Electronics Group will be filed by amendment to this Current Report not later than 71 days following the date this Current Report is required to be filed with the Securities and Exchange Commission.

Exhibit Index

2.1	Purchase and Sale Agreement dated as of September 28, 2006 by and between Magnetek, Inc. and Power-One, Inc.*

10.1	Term Loan Agreement dated as of September 28, 2006 by and between Power-One, Inc. and PWER Bridge, LLC.*

10.2	Form of Promissory Note in the amount of $50,000,000 issued by Power-One, Inc. on behalf of PWER Bridge, LLC.*

99.1	Press release reporting Company’s financial and operating results for the third fiscal quarter of 2006.

* Incorporated by reference from the registrant’s filing on Form 8-K filed October 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 26, 2006	POWER-ONE, INC.

	By:	/s/ Paul E. Ross
Paul E. Ross
Vice President— Finance, Treasurer and Chief Financial Officer